Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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ASPENBIO PHARMA, INC.
(Name of Registrant as Specified In Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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October 15, 2009

To Our Shareholders:

You are cordially invited to the Annual Meeting of Shareholders (the "Meeting") of AspenBio Pharma, Inc. (the "Company") to be held at Charlotte Marriott City Center, Charlotte, North Carolina 28202 on November 20, 2009 at 1:00 PM local time.

The formal Notice of the Meeting and Proxy Statement describing the matters to be acted upon at the Meeting are contained in the following pages.  Shareholders also are entitled to vote on any other matters which properly come before the Meeting.

Enclosed is a proxy which will enable you to vote your shares on the matters to be considered at the Meeting even if you are unable to attend the Meeting. Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Meeting.

WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING EITHER BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE.

   Sincerely,

   DARYL J. FAULKNER,
   CHIEF EXECUTIVE OFFICER AND EXECUTIVE CHAIRMAN

ASPENBIO PHARMA, INC.
1585 S. Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 20, 2009

October 15, 2009

To the Shareholders of AspenBio Pharma, Inc.:

The Annual Meeting of Shareholders (the "Meeting") of AspenBio Pharma, Inc., a Colorado corporation (the "Company") will be held at Charlotte Marriott City Center Charlotte, North Carolina 28202 on November 20, 2009 at 1:00 PM local time, for the purpose of considering and voting upon proposals to:

1.	Elect the eight directors named in the attached Proxy Statement to serve until the next annual meeting of shareholders or until their successors are elected and qualified.

2.	Adopt an amendment to the 2002 Stock Incentive Plan to increase the number of shares reserved under the Plan from 4,600,000 to 6,100,000.

3.	Ratify and approve the appointment of GHP Horwath, P.C. as our independent registered public accounting firm.

4.	Transact such other business as may lawfully come before the Meeting or any adjournment(s) thereof.

The Board of Directors is not aware of any other business to come before the Meeting. Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on September 14, 2009 as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.

You are requested to complete and sign the enclosed proxy which is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend the Meeting and vote in person.

This Proxy Statement, the Company’s 2008 Annual Report on Form 10-K, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and the proxy card are available online at:  www.aspenbioproxyinfo.com.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

       BY ORDER OF THE BOARD OF DIRECTORS,

       Daryl J. Faulkner, Executive Chairman

AspenBio Pharma, Inc.
1585 S. Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 20, 2009

October 15, 2009

To Our Shareholders:

This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of AspenBio Pharma, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held at Charlotte Marriott City Center, Charlotte North Carolina, 28202 on November 20, 2009 at 1:00 PM local time, and at any adjournments or postponements thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card, the Company’s 2008 Annual Report on Form 10-K (as amended), the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and the Notice of Annual Meeting of Shareholders (collectively, the "Proxy Materials") are first being mailed to shareholders beginning on or about October 16, 2009.

GENERAL INFORMATION

Solicitation

The enclosed proxy is being solicited by the Company's Board of Directors.  The costs of the solicitation will be borne by the Company. Proxies may be solicited personally or by mail, telephone, facsimile or telegraph by directors, officers and regular employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company does not currently intend to retain a third party proxy solicitor for the Meeting, but may later elect to do so.  The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.

Voting Rights and Votes Required

Holders of shares of AspenBio Pharma, Inc. common stock (the "Common Stock"), at the close of business on September 14, 2009 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, 32,207,642 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote per share.

The presence, in person or by proxy, of holders of one-third of the shares outstanding as of the Record Date constitutes a quorum for the transaction of business at the Meeting. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies. Abstentions will count towards quorum requirements.

As to the election of directors under Proposal One, the proxy card being provided by the Board enables a shareholder to vote for the election of each of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without respect to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the other nominees being proposed is withheld.

The affirmative vote of a majority of the votes cast (either in person or by proxy) and entitled to vote on the matter is required to approve Proposal Two and Proposal Three.  As to these proposals, a shareholder may: (i) vote "FOR" the proposal, (ii) vote "AGAINST" the proposal, or (iii) "ABSTAIN" with respect to the proposal.  Abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of Proposal Two or Proposal Three.

The proposed corporate actions on which the shareholders are being asked to vote are not corporate actions for which shareholders of a Colorado corporation have the right to dissent under the Colorado Business Corporation Act.

Shares of Common Stock represented by all properly executed proxies received at the Company's transfer agent by November 18, 2009 will be voted as specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares of Common Stock represented by such proxy will be voted "FOR" the slate of directors described herein; “FOR” approval of the adoption of the amendment to the 2002 Stock Incentive Plan as described herein; and "FOR" ratification and approval of GHP Horwath, P.C. as the Company’s independent registered public accounting firm.  Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein. If any other matters properly are presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in his discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company's corporate secretary that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) by attending the Meeting and voting in person.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Management

The number of shares outstanding of the Company’s common stock at September 4, 2009, was 32,207,642. The following table sets forth the beneficial ownership of the Company’s Common Stock as of September 4, 2009 by each Company director and executive officer, including each named executive officer, and by all directors and executive officers as a group.

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership	Percent of Class
Daryl J. Faulkner (1) 1585 Perry Street Castle Rock, CO 80101	Chief Executive Officer, Executive Chairman, and Director	10,000	*

Gregory Pusey (2) 1585 Perry Street Castle Rock, CO 80101	Vice Chairman, Secretary and Director	1,519,388	4.7%

Gail S. Schoettler (3) 1585 Perry Street Castle Rock, CO 80101	Lead Director	365,000	1.1%

Douglas I. Hepler (4) 1585 Perry Street Castle Rock, CO 8010	Director	319,000	1.0%

David E. Welch (5) 1585 S. Perry Street Castle Rock, CO 80104	Director	250,000	*

Mark J. Ratain, MD. (6) 1585 S. Perry Street Castle Rock, CO 80104	Director	22,104	*

Michael R. Merson (7) 1585 S. Perry Street Castle Rock, CO 80104	Director	27,291	*

John H. Landon (8) 1585 S. Perry Street Castle Rock, CO 80104	Director	--	*

Robert Caspari, MD (9) 1585 S. Perry Street Castle Rock, CO 80104	Chief Operating Officer / Chief Medical Officer	3,200	*

Jeffrey G. McGonegal (10) 1585 S. Perry Street Castle Rock, CO 80104	Chief Financial Officer	592,322	1.8%

Mark Colgin, PhD (11) 1585 S. Perry Street Castle Rock, CO 80104	Chief Scientific Officer	505,408	1.6%

Richard G. Donnelly (12) 2838 Garrett Drive Fort Collins, CO 80526	Former Chief Executive Officer and Former President	988,115	3.0%
All Directors and Executive Officers as a Group (12 persons)		4,601,828	14.2%

* Holds less than 1%

(1)
Includes 10,000 shares held in the Daryl J. and Teri L. Faulkner Family Trust.  Does not include options to acquire 500,000 shares at $1.69 per share which are scheduled to vest annually over three years commencing in January 2010.

(2)
Includes 626,341 shares directly owned by Mr. Pusey.  Also, includes 137,290 shares held by Mr. Pusey’s wife, his wife's IRA account and their daughter, however Mr. Pusey disclaims beneficial ownership of these shares. Also includes: (i) 57,913 shares held in Mr. Pusey's IRA account, (ii) 5,107 shares held jointly with his wife and (iii) 292,737 shares held by Cambridge Holdings Ltd. Mr. Pusey is President, a director and principal shareholder of Cambridge.  Further, Mr. Pusey’s beneficial ownership includes options to acquire 100,000 shares at $1.21 per share, options to acquire 250,000 options at $0.80 per share, options to acquire 33,333 shares at $2.96 per share and options to acquire 16,667 shares at $6.63 per share. Excludes 16,667 options at $2.96 per share which vest in January 2010, options to acquire 33,333 shares at $6.63 per share, which vest equally in January 2010 and 2011 and also excludes options to acquire 50,000 shares that were granted in January 2009 at $1.33 per share which vest annually over three years commencing in January 2010.

(3)
Includes 15,000 shares directly owned. Also includes options to purchase 100,000 shares at $1.47 per share, options to purchase 50,000 shares at $.85 per share, options to purchase 100,000 shares at $.96 per share, options to purchase 50,000 shares at $1.60 per share, options to purchase 33,333 shares at $2.96 per share, and options to purchase 16,667 shares at $6.63 per share.  Excludes options to purchase 16,667 shares at $2.96 per share which vest in January 2010, options to purchase 33,333 shares at $6.63 per share which vest equally in January 2010 and 2011, and options to purchase 50,000 shares at $1.33 per share which vest annually over three years commencing in January 2010.

(4)
Includes 5,000 shares directly owned plus 14,000 shares held by Dr. Hepler's wife. Dr. Hepler disclaims ownership of the shares held by his wife. Also includes options to purchase 100,000 shares at $1.50 per share, options to purchase 50,000 shares at $.80 per share, options to purchase 50,000 shares at $ 1.60 per share, options to purchase 33,333 shares at $2.96 per share, options to purchase 16,667 shares at $6.63 per share. Also includes options to purchase 50,000 shares at $.75 per share held by Dr. Helper's wife, however Dr. Helper disclaims ownership of these shares. Excludes options to purchase 16,667 shares at $2.96 per share as such options vest in January 2010, options to purchase 33,333 shares at $6.63 per share which vest equally in January 2010 and 2011, and options to purchase 50,000 shares at $1.33 per share which vest annually over three years commencing in January 2010.

(5)
Includes options to acquire 100,000 shares at $.76 per share, options to acquire 50,000 shares at $.80 per share, options to acquire 50,000 shares at $1.60 per share, options to acquire 33,333 shares at $2.96 per share and options to purchase 16,667 shares at $6.63 per share. Excludes options to purchase 16,667 shares at $2.96 per share which vest in January 2010, options to purchase 33,333 shares at $6.63 per share which vest equally in January 2010 and 2011 and options to purchase 50,000 shares at $1.33 per share which vest annually over three years commencing in January 2010.

(6)
Includes options to acquire 22,104 shares at $6.13 per share. Excludes options to purchase 41,209 shares at $6.13 per share which vest equally in March 2010 and 2011, and options to purchase 50,000 shares at $1.33 per share which vest annually over three years commencing in January 2010.

(7)
Includes 5,400 shares held directly.  Also includes options to purchase 21,891 shares at $6.38 per share.  Excludes options to purchase 43,783 shares at $6.38 per share which vest equally in July 2010 and July 2011, and options to purchase 50,000 shares at $1.33 per share which vest annually over three years commencing in January 2010.

(8)
Mr. Landon has assigned his option rights to a trust for which Mr. Landon serves as the trustee.  Excludes options to purchase 67,035 shares at $5.87 per share which vest annually over three years commencing in December 2009 and options to purchase 50,000 shares at $1.33 per share which vest annually over three years commencing in January 2010.

(9)	Includes 3,200 shares held directly. Excludes options to acquire 300,000 shares at $1.80 per share which are scheduled to vest annually over three years commencing in February 2010.
(10)
Includes 194,156 shares held directly and 1,500 shares owned by his daughter. Also includes options to purchase 60,000 shares at $1.47, options to acquire 140,000 shares at $1.21 per share, options to purchase 100,000 shares at $.75 per share, options to purchase 50,000 shares at $.80 per share, options to purchase 33,333 shares at $2.96 per share, and options to purchase 13,333 shares at $6.63 per share. Excludes options to purchase 16,667 shares at $2.96 per share vesting in January 2010, options to purchase 26,667 shares at $6.63 per share equally in January 2010 and 2011, and options to purchase 50,000 shares at $1.33 per share which vest annually over three years commencing in January 2010.

(11)
Includes 472,075 shares held directly. Also includes options to purchase 33,333 shares at $2.96 per share. Excludes options to purchase 16,667 shares at $2.96 per share vesting in January 2010, and options to purchase 50,000 shares at $1.33 per share which vest annually over three years commencing in January 2010.

(12)
Mr. Donnelly resigned as a Company officer and director in February 2009.   Includes 824,681 shares held directly, 5,000 shares held by his IRA and options to acquire 75,000 shares at $1.40 per share, options to acquire 66,667 shares at $2.96 per share, and options to acquire 16,667 shares at $6.63 per share.

Security Ownership of Certain Beneficial Owners

The number of shares outstanding of the Common Stock as of September 4, 2009 was 32,207,642. The following table sets forth the beneficial ownership of the Common Stock as of September 4, 2009, by each person (other than the directors and executive officers of the Company) who owned of record, or was known to own beneficially, more than 5% of the outstanding voting shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
RMB Capital Management, LLC 115 S. LaSalle St., 34th Floor Chicago, IL 60603	2,277,081	7.1%

The Peierls Foundation, Inc. c/o U.S. Trust Company of N.Y. 114 West 47th Street New York, N.Y. 10036	2,771,339	8.6%

Marathon Capital Management 600 Lexington Avenue, Suite 1400 New York, NY 10022	1,622,200	5.0%

Changes in Control

There are no arrangements known to the Company which may result in a change in control of the Company.

MANAGEMENT

Executive officers of the Company are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. Directors serve for a term of one year and until their successors have been elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of the Company’s directors and executive officers. None of the executive officers or directors has been involved in any legal proceedings during the past five years. Further, there is no arrangement or understanding between any director pursuant to which he or she was selected as a director.

The following table sets forth names and ages of all executive officers and directors of the Company:

Name	Age	Position
Daryl J. Faulkner	60	Chief Executive Officer, Executive Chairman, and Director
Gregory Pusey	57	Vice Chairman, Secretary and Director
Gail S. Schoettler	65	Lead Director
Douglas I. Hepler	62	Director
David E. Welch	62	Director
Mark J. Ratain, M.D.	54	Director
Michael R. Merson	65	Director
John H. Landon	69	Director
Robert Caspari, M.D.	63	Chief Operating Officer / Chief Medical Officer
Jeffrey G. McGonegal	58	Chief Financial Officer
Mark Colgin Ph.D.	41	Chief Scientific Officer

Daryl J. Faulkner was appointed to the Company’s board of directors in the newly created position of Executive Chairman, on January 19, 2009 and on February 10, 2009 was appointed to serve as the Company’s interim chief executive officer. Mr. Faulkner has more than 25 years experience in developing and commercializing medical devices, drug and drug delivery systems, life science research tools, and molecular diagnostics. He most recently served for approximately one year as president, CEO and member of the board of directors of Digene Corporation, a NASDAQ-traded company prior to its acquisition in July 2007 by Qiagen (traded on NASDAQ’s Global Select market). He has continued to serve as a consultant to Qiagen supporting the integration of the two companies and serving as co-chair of the executive steering committee with the new CEO of Qiagen. Faulkner also currently serves as a member of the board of directors of Osmetech, an emerging molecular diagnostics company. Prior to joining Digene, Faulkner spent eight years with Invitrogen (now merged as Life Technologies Corp., a NASDAQ-traded company) in a number of senior roles, including SVP Europe, SVP IVGN International Operations, and SVP of Strategic Business Units. Prior to Invitrogen, Faulkner’s career included 15 years with the Fortune 100 company, Abbott Laboratories, holding leadership positions in manufacturing operations and plant management. Mr. Faulkner received a bachelor’s degree in Industrial Relations from the University of North Carolina and a MA in Business Management from Webster University.

Gregory Pusey became a director of AspenBio Pharma, Inc. in February 2002, Chairman in May 2003 and in January 2009 became the Vice Chairman of the Board, a newly created position. Mr. Pusey has served as a director since December 2002, of PepperBall Technologies, Inc., (OTC: PBAL.PK) and previously served as its Chairman, a publicly held provider of non-lethal projectiles, launchers, hardware and software security related products.  Since 1988, Mr. Pusey has been the President and a director of Cambridge Holdings, Ltd.  Mr. Pusey is secretary and a director of Bactolac Pharmaceutical, Inc., a privately held company engaged in manufacturing and marketing of vitamins and nutritional supplements. Mr. Pusey graduated from Boston College with a BS degree in finance.

Gail S. Schoettler became a director of AspenBio Pharma in August 2001.  Ambassador Gail Schoettler serves on the boards of AspenBio Pharma, Inc., PepperBall Technologies, Inc., Masergy Communications, Delta Dental of Colorado, The Colorado Trust (Colorado’s largest foundation) and several non-profit organizations. She has served as a U.S. Ambassador and as Colorado’s Lt. Governor and State Treasurer. In 1998, she narrowly lost her bid for Governor of Colorado. She started two successful banks and is involved in her family’s cattle ranch, vineyards and real estate enterprises. In addition to being a Denver Post columnist, Dr. Schoettler and her husband own eGlobalEducation, a custom travel company leading executive groups to countries around the world. She earned a BA in economics from Stanford and MA and PhD degrees in African History from the University of California at Santa Barbara. Among her numerous awards is the French Legion of Honor (France’s highest civilian award) from President Jacques Chirac of France.

Douglas I. Hepler, Ph.D. joined the Company’s Board of Directors in March of 2004. Commencing in 2006 Dr. Hepler became President of KADO Consulting a then newly formed consulting firm. Through April 2006 he served as Vice President of Research and Development for IDEXX Pharmaceuticals, Inc., a wholly owned subsidiary of IDEXX Laboratories, Inc. Dr. Hepler was responsible for the overall technical leadership of the Pharmaceutical Division of IDEXX Pharmaceuticals, Inc. Dr. Hepler was also the Co-founder and Executive Vice President of Blue Ridge Pharmaceuticals, Inc. before its sale to IDEXX Laboratories, Inc. in 1998. While at Blue Ridge Pharmaceuticals, Dr. Hepler was instrumental in the development and FDA registration of Acarexx, Iverhart Plus, PZI Vet, Facilitator, Navigator, Pyrantel and CyFly. Prior to Blue Ridge Pharmaceuticals, Dr. Hepler was instrumental in the development and FDA registration of Interceptor, Program and Sentenial while at Novartis Animal Health. Dr. Hepler received a B.S. degree from Lock Haven University in biology, a M.S. degree from Colorado State University in microbiology and a Ph.D. degree from Colorado State University in immunology.

David E. Welch became a director of AspenBio Pharma as of October 1, 2004. Mr. Welch has served as Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a public company located in Golden, Colorado, since April 2004. In January 2007, Mr. Welch was also elected as a director of PepperBall Technologies, Inc. He also is a self-employed financial consultant. From July 1999 to June 2002, Mr. Welch served as Chief Financial Officer, Secretary and Treasurer of Active Link Communications, Inc., another publicly traded company. During 1998 he served as Chief Information Officer for Language Management International, Inc., a multinational translation firm located in Denver, Colorado. From 1996 to 1997, he was Director of Information Systems for Mircromedex, Inc., an electronic publishing firm, located in Denver, Colorado. Mr. Welch also serves on the Board of Directors of Communication Intelligence Corporation, a publicly traded company. He received a B.S. degree in accounting from the University of Colorado. Mr. Welch is a Certified Public Accountant, licensed in the State of Colorado.

Mark J. Ratain, M.D. was appointed to our Board of Directors in March 2008. Dr. Ratain previously served as a director of DATATRAK International, Inc. (NASDAQ Capital Market – “DATA”) from 1998-2008. Dr. Ratain is a hematologist/oncologist and a clinical pharmacologist. He is the Leon O. Jacobson Professor of Medicine and Chairman of the Committee on Clinical Pharmacology and Pharmacogenomics and Associate Director for Clinical Science for the Cancer Research Center at the University of Chicago. Dr. Ratain has been associated with the Department of Medicine at the University of Chicago since 1983. He has authored and co-authored more than 300 articles and book chapters. He received his A.B. Degree in Biochemical Sciences from Harvard University and his M.D. from the Yale University School of Medicine.

Michael R. Merson was appointed to our Board of Directors in July 2008. Since 2003 Mr. Merson has served on the board and was elected Chairman in 2004 of CareFirst – Blue Cross/Blue Shield, the sixteenth largest health insurer in the United States with annual revenues of approximately $7.0 billion and covering over 3.2 million insured individuals. CareFirst is part of the BlueCross/Blue Shield group of insurance providers that collectively cover 100 million lives in the U. S. Mr. Merson previously held director and executive officer positions, primarily President and/or CEO with MedStar Health, Helix Health, Inc., Franklin Square Hospital Center and Preferred Health Network. He continues to provide consulting services to primarily healthcare related enterprises, focused on merger and acquisition, goal setting, business and governance issues and executive compensation and benefits through Michael R. Merson, LLC and Yaffe & Company, consultants. He received a BSBA from the University of Denver and an MBA from The George Washington University.

John H. Landon was appointed to our Board of Directors in December 2008. Mr. Landon’s career includes more than 30 years of broad, multi-functional experience with the DuPont Company. Prior to retiring from active management, Mr. Landon served as vice president and general manager of medical products for DuPont. He had worldwide responsibility for all of DuPont’s medical products businesses, encompassing total annual sales of $1 billion and more than 5,000 employees. In addition to other director roles, Mr. Landon served as chairman of the board of Cholestech Corporation prior to its 2007 sale to Inverness Medical and as a director of Digene Corporation prior to its 2007 sale to Qiagen. He currently is a member of the board of LipoScience, Inc., and Christiana Care Health System, and a member of the board of advisors for Water Street Healthcare Partners. Mr. Landon received his BS in Chemical Engineering from the University of Arizona.

Robert Caspari, M.D. became Chief Operating Officer and Chief Medical Officer of the Company in February 2009. Dr. Caspari has more than 25 years of experience in drug and diagnostic product development and commercialization. He most recently served from July 2008 to February 2009, as the chief executive officer of Living Cell Technologies, a publicly traded biotech company focused on cellular therapy for Type I diabetes and neurological disorders. From November 2007 to July 2008 he served as president and chief executive officer of Aurogen, a privately held biotech company involved in drug development for neurological disorders. He served as senior vice president of commercial operations and medical affairs at Myogen from 2006 to 2007 (now a unit of Gilead Sciences, traded on the NASDAQ). Dr.  Caspari operated Caspari Biopharma Consulting from 2004 to 2006. From 2000 to 2004 he served as vice president and general manager of biopharmaceuticals at Novo Nordisk Pharmaceuticals (the U.S. operations of Novo Nordisk A/S, traded on the Denmark exchange). Earlier in his career he held management positions at Schering-Plough, Boehringer Mannheim, Somatogen, and Baxter International. Dr. Caspari entered the pharmaceutical industry in 1982 after practicing internal medicine for four years. He received a B.A. in psychology from UCLA and his medical degree from Georgetown University.

Jeffrey McGonegal became Chief Financial Officer of the Company in June 2003 and served as interim President in December 2004 and January 2005. Mr. McGonegal also serves on a limited part time basis as Chief Financial Officer of PepperBall Technologies, Inc., (OTC: PBAL.PK), a publicly held provider of non-lethal projectiles, launchers, hardware and software security related products. Mr. McGonegal also serves on a limited part time basis as Senior Vice President — Finance of Cambridge Holdings, Ltd., a small publicly held company with limited business activities. From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP. While at BDO Seidman LLP, Mr. McGonegal served as managing partner of the Denver, Colorado office. Mr. McGonegal was elected in 2005 to serve on the board of Imagenetix, Inc., a publicly held company in the nutritional supplements industry. He received a B.A. degree in accounting from Florida State University.

Mark Colgin, Ph.D. was appointed Chief Scientific Officer of the Company in February 2009. Dr. Colgin joined the Company in September 2000 and served as Director of Recombinant Technology until he was promoted to Chief Scientist in January 2003.  Prior to joining the Company, his areas of research included the characterization and artificial synthesis of spider silk proteins, regulation of gene expression, neurovirology and gene delivery systems.  Dr. Colgin received a B.S. in Biochemistry and a Ph.D. in Molecular Biology from the University of Wyoming.

Identity and background of significant employees

The following is biographical information regarding our significant employees:

Donald Traul, Ph.D. joined the Company in May 2006 and currently serves as Director of Scientific Projects.  Prior to joining the Company Dr. Traul was a microbiologist with the Animal Disease Research Unit at the USDA.  Previous experience also includes as a research and development scientist at ThermoBioStar where he worked to develop immunologic and nucleic acid based diagnostics.  His research has included anti-cancer therapies, immunology, gene expression, molecular neurovirology, and pathogenesis of viruses and bacteria in animals. Dr. Traul received a B.A. in Biology from St. Olaf College, a Masters of Clinical Laboratory Sciences from the University of Wisconsin-Milwaukee, and a PhD in Microbiology from Colorado State University.

Certain Relationships and Related Party Transactions

The Company’s Audit Committee is charged with reviewing and approving all related person transactions in advance.

 Except for the employment agreements previously entered into between the Company and certain of its executive officers since January 1, 2008, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction, or in any proposed transaction, which has materially affected or will affect the Company.

Independence of the Board of Directors

Our Board of Directors currently consists of Messrs. Faulkner, Pusey, Hepler, Welch, Ratain, Merson, Landon, and Ms. Schoettler.   The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards. Messrs. Welch, Hepler, Ratain, Merson, Landon and Ms. Schoettler qualify as independent and none of them has any material relationship with the Company that might interfere with his or her exercise of independent judgment. Ms. Schoettler acts as the lead independent director.

The Company’s outside independent directors receive cash compensation of $1,000 per month.  Our independent directors also typically receive a stock option grant upon joining and are generally granted additional options annually.  Additionally, Gregory Pusey receives annual compensation of $150,000 for his active role currently as Vice Chairman (and previously as Chairman until January 2009, a position he had held since September 2003). The directors are reimbursed for all expenses incurred by them in attending board meetings.  The Board of Directors took into account these compensation arrangements when making its determination as to which directors are considered “independent.”

Meetings of the Board and Committees

The Company’s Board of Directors held thirteen meetings during the Company’s year ended December 31, 2008, and seven additional meetings through September 14, 2009.  Such meetings consisted of meetings at which all of the directors were present in person or by telephone.  Each of our directors then serving attended at least 75% of the meetings of the Board and the committees on which they served during 2008.  The Company does not have a formal policy with regard to board members’ attendance at annual meetings, but encourages them to attend shareholder meetings.  Each Board member then serving attended our most recent annual meeting of shareholders held on June 9, 2008.

Committees

Audit Committee:   The Company has a separately designated standing audit committee established in accordance with Section 3(a) (58) (A) of the Exchange Act.  The Audit Committee is currently comprised of the following directors: David Welch (who serves as Chair of the Committee), Gail Schoettler, and Michael R. Merson.  Mr. Welch has been designated as the financial expert on the Audit Committee.

The Audit Committee held four formal meeting during the year ended December 31, 2008, and four meetings to date during our current fiscal year. A majority of the members attended each meeting in person or by telephone. In July 2009 the Board of Directors adopted an amended and restated charter for the Audit Committee. The amended and restated Audit Committee Charter is available on our website at www.aspenbiopharma.com.

The following constitutes the report the Audit Committee has made to the Board of Directors and, when read in connection with the Audit Committee Charter, generally describes the functions performed by the Audit Committee:

REPORT OF THE AUDIT COMMITTEE
To the Board of Directors of AspenBio Pharma, Inc.

Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements.  Our responsibility is to monitor and oversee those processes. We hereby report to the Board of Directors that, in connection with the financial statements for the year ended December 31, 2008, we have:

•	reviewed and discussed the audited financial statements with management and the independent accountants;

•	approved the appointment of the independent accountants;

•	discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU section 380), as modified by SAS 89 and SAS 90; and

•
received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the accountant’s independence.

Based on the discussions and our review discussed above, we recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2008 be included in the Company's 2008 Annual Report to Shareholders on Form 10-K for that fiscal year.

Respectfully submitted,
The Audit Committee of AspenBio Pharma, Inc.
David Welch, Chair
Gail Schoettler, Member
Michael R. Merson, Member

Compensation Committee:   The Company’s Compensation Committee is comprised of, Douglas Hepler (who serves as Chair of the Committee), Mark J. Ratain, Michael R. Merson, and John H. Landon. The Compensation Committee held three meetings in the fiscal year ended December 31, 2008, and has held an additional three meetings through September 14, 2009. Duties of the Compensation Committee include reviewing and making recommendations regarding compensation of executive officers. The Board of Directors adopted an amended and Restated Compensation Committee Charter in July 2009.  The amended and restated Compensation Committee Charter is available on our website at www.aspenbiopharma.com.

Duties of the Compensation Committee include reviewing and making recommendations regarding compensation of executive officers and determining the need for and the appropriateness of employment agreements for senior executives.  This includes the responsibility: (1) to determine, review and approve on an annual basis the corporate goals and objectives with respect to compensation for the senior executives; and (2) to evaluate at least once a year the performance of the senior executives in light of the established goals and objectives and, based upon these evaluations, to determine the annual compensation for each, including salary, bonus, incentive and equity compensation.  When evaluating and determining the compensation of our executive officers, the Compensation Committee evaluates factors including the executive’s responsibilities, experience and the competitive marketplace.  Further, the Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Committee in its sole discretion deems appropriate.  The Committee may also invite the senior executives and other members of management to participate in their deliberations, or to provide information to the Committee for its consideration with respect to such deliberations, except that: the chief executive officer may not be present for the deliberation of or the voting on compensation for the chief executive officer.  The chief executive officer may, however, be present for the deliberation of or the voting on compensation for any other officer.

The Compensation Committee also has the authority and responsibility: (1) to review the fees paid to independent directors for service on the Board of Directors and its committees, and make recommendations to the board with respect thereto (however disinterested members of the board ultimately determine the fees paid to the independent directors); and (2) to review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board as needed.

COMPENSATION COMMITTEE REPORT
To the Board of Directors of AspenBio Pharma, Inc.

The Compensation Committee hereby reports to the Board of Directors that, in connection with this Proxy Statement we have:

•	reviewed and discussed with management the Compensation Discussion and Analysis disclosure; and

•	based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of AspenBio Pharma, Inc.
Douglas Hepler, Chair
Mark J. Ratain, Member
Michael R. Merson, Member
John H. Landon, Member

Nominating and Corporate Governance Committee (“Nominating Committee”):  The following persons serve on the Company’s Nominating Committee: Gail Schoettler (who serves as Chair of the Committee), Douglas Hepler, and Mark J. Ratain. Duties of the Nominating Committee include oversight of the process by which individuals may be nominated to our Board of Directors. The Board of Directors adopted an amended and restated charter of the Nominating Committee in July 2009.  The amended and restated charter is available on our web site at www.aspenbiopharma.com.

The functions performed by the Nominating Committee include identifying potential directors and making recommendations as to the size, functions and composition of the Board and its committees. In making nominations, our Nominating Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other Nominees to the board, in collectively serving the long-term interests of the shareholders.

The Nominating Committee held three in-person or telephonic meetings in the fiscal year ended December 31, 2008. On September 18, 2009 the Nominating Committee nominated all eight directors then serving on our Board of Directors to stand for re-election. The Company has not engaged the services of or paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

Procedures for Nominating a Director Candidate

The Nominating Committee considers nominees proposed by our shareholders. To recommend a prospective nominee for the Nominating Committee’s consideration, you may submit the candidate’s name by delivering notice in writing to AspenBio Pharma, Inc. c/o Nominating Committee Chair, Gail Schoettler, via email at gailschoettler@msn.com or via first class U.S. mail, at AspenBio Pharma, Inc., 1585 S. Perry Street, Castle Rock, CO 80104.

A shareholder nomination submitted to the Nominating Committee must include at least the following information (and can include such other information the person submitting the recommendation desires to include), and must be submitted to the Company in writing:

(i)  The name, address, telephone number, fax number and e-mail address of the person submitting the recommendation;

(ii)  The number of shares and description of the Company voting securities held by the person submitting the nomination and whether such person is holding the shares through a brokerage account (and if so, the name of the broker-dealer) or directly;

(iii)  The name, address, telephone number, fax number and e-mail address of the person being recommended to the nominating committee to stand for election at the next annual meeting (the “proposed nominee”) together with information regarding such person’s education (including degrees obtained and dates), business experience during the past ten years, professional affiliations during the past ten years, and other relevant information;

(iv)  Information regarding any family relationships of the proposed nominee as required by Item 401(d) of SEC Regulation S-K;

(v)  Information whether the proposed nominee or the person submitting the recommendation has (within the ten years prior to the recommendation) been involved in legal proceedings of the type described in Item 401(f) of SEC Regulation S-K (and if so, provide the information regarding those legal proceedings required by Item 401(f) of Regulation S-K);

(vi)  Information regarding the share ownership of the proposed nominee required by Item 403 of Regulation S-K;

(vii)  Information regarding certain relationships and related party transactions of the proposed nominee as required by Item 404 of Regulation S-K; and

(viii)  The signed consent of the proposed nominee in which he or she consents to being nominated as a director of the Company if selected by the nominating committee, states his or her willingness to serve as a director if elected for compensation not greater than that described in the most recent proxy statement; states whether the proposed nominee is “independent” as defined by Rule 5605(a) of the NASDAQ listing standards; and attests to the accuracy of the information submitted in such consent.

Although the information may be submitted by fax, e-mail, mail, or courier, the Nominating Committee must receive the proposed nominee’s signed consent, in original form, within ten days of making the nomination. The date for nominations for next year’s annual meeting, which is expected to be held in August 2010, is set forth below under the heading “Shareholder Proposals.”

When the information required above has been received, the Nominating Committee will evaluate the proposed nominee based on the criteria described below, with the principal criteria being the needs of the Company and the qualifications of such proposed nominee to fulfill those needs.

The process for evaluating a director nominee is the same whether a nominee is recommended by a shareholder or by an existing officer or director. The Nominating Committee has established criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our Board of Directors: leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints. The Nominating Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company; identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chairman of the Board, make recommendations to the Board on new candidates for Board membership; and receive and evaluate nominations for Board membership which are recommended by existing directors, corporate officers, or shareholders in accordance with policies set by the Nominating Committee and applicable laws.

Shareholder Communication with the Board of Directors

The Company values the views of its shareholders (current and future shareholders, employees and others). Accordingly, the Board of Directors established a system through its Audit Committee to receive, track and respond to communications from shareholders addressed to the Company’s Board of Directors. Any shareholder who wishes to communicate with the Board of Directors may write to:

David Welch
Chair, Audit Committee
c/o AspenBio Pharma, Inc.
1585 S. Perry Street
Castle Rock, CO 80104
email address: dwelch@amc-wireless.com

The chair of the Audit Committee is the Board Communications Designee. He will review all communications and report on the communications to the chair of the Nominating Committee, the full Board or the Non-Management Directors as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Officers and Directors and persons who own more than 10% of the Company's outstanding Common Stock to file reports of ownership with the Securities and Exchange Commission ("SEC"). Directors, officers, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company during and for the Company's year ended December 31, 2008, and as of September 15, 2009, there were no directors, officers or more than 10% shareholders of the Company who failed to timely file a Form 3, 4 or 5 except as follows: (i) Mr. Colgin, who was deemed to be an “executive officer” of the Company as of February 10, 2009 was unable to file a Form 3 until February 27, 2009; and (ii) Mr. Merson inadvertently did not timely file a Form 4 reporting an open market purchase on July 31, 2009, and inadvertently did not timely file a Form 4 reporting an open market transaction on August 6, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

               This section describes our compensation program for our named executive officers (“NEOs”). The following discussion focuses on our compensation program and compensation-related decisions for fiscal 2008 and also addresses why we believe our compensation program is appropriate for the Company.

Compensation philosophy and overall objectives of executive compensation programs

It is our philosophy to link executive compensation to corporate performance and to create incentives for management to enhance our value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	provide a competitive total executive compensation package that enables us to attract, motivate and retain key executives;
•	integrate the compensation arrangements with our annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives; and
•	provide variable compensation opportunities that are directly linked with our financial and strategic performance.

Procedures for determining compensation

Our Compensation Committee has the overall responsibility for designing and evaluating the salaries, incentive plan compensation, policies and programs for our NEOs. The Compensation Committee relies on input from our Chief Executive Officer regarding the NEOs (other than himself) and an analysis of our corporate performance. With respect to the compensation for the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance and sets his compensation. With respect to our corporate performance as a factor for compensation decisions, the Compensation Committee considers, among other aspects, our long-term and short-term strategic goals and development goals.

Our Chief Executive Officer plays a significant role in the compensation-setting process of the other NEOs and makes recommendations to the Compensation Committee concerning performance objectives and salary and bonus levels for the other NEOs. The Compensation Committee then discusses the recommendations with the Chief Executive Officer at least annually. The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of the Chief Executive Officer. The Compensation Committee makes recommendations to the full board for their final approval regarding the overall compensation structure for the NEOs. In fiscal 2008, the Compensation Committee and the board approved the Chief Executive Officer’s recommendations for salary and bonus with respect to each of the other NEOs.

In determining the adjustments to the compensation of our NEOs, during fiscal 2008 we conducted a limited review of peer group study information but we did not perform a benchmarking survey for fiscal 2008 or rely on a compensation consultant. Our Compensation Committee relied on its members’ experience with other public companies, and those experiences informed and guided our compensation decisions for fiscal 2008.

        Elements of compensation

        The compensation of our NEOs consists primarily of four major components:

•	base salary;
•	annual incentive awards;
•	long-term equity awards; and
•	other benefits.

        Base salary

        The base salary of each of our NEOs is determined based on an evaluation of the responsibilities of that position, each NEO’s historical salary earned in similar management positions. A significant portion of each NEO’s total compensation is in the form of base salary. The salary component was designed to provide the NEOs with consistent income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth. Annually, the performance of each NEO is reviewed by the Compensation Committee using information and evaluations provided by the Chief Executive Officer with respect to the other NEOs and its own assessment of the Chief Executive Officer, taking into account our operating and financial results for the year, a subjective assessment of the contribution of each NEO to such results, the achievement of our strategic growth and any changes in our NEOs’ roles and responsibilities. During fiscal 2008, only one NEO received a merit-based increase in base salary.

        Annual incentive plan

        Annually, management of the Company develops goals and milestone objectives in the form of a written goal set (“Incentive Plan”) that is then approved by the Compensation Committee and the Board. This Incentive Plan is designed to recognize and reward our employees including the NEOs for contributing towards the achievement of our annual business plan. The Compensation Committee believes the Incentive Plan serves as a valuable short-term incentive program for providing cash bonus opportunities for our employees upon achievement of targeted operating results as determined by the Compensation Committee and the board of directors. The fiscal 2008 Incentive Plan was based primarily on advancement of development activities surrounding our appendicitis product. Generally, bonus payouts for 2008 were determined to be based on 30% achievement of the Incentive Plan’s targeted goals.

        At the close of the performance period, the Compensation Committee determined the bonuses for the employees, including the NEOs following the annual audit and reporting of financial results for fiscal 2008 and recommended such awards to the board of directors, who approved them. The Compensation Committee believes the incentive awards were warranted and consistent with the performance of such executives during fiscal 2008 based on the Compensation Committee’s evaluation of each individual’s overall contribution to accomplishing our fiscal 2008 corporate goals and of each individual’s achievement of strategic and individual performance goals during the year.

        Long-term equity awards

        The Compensation Committee believes that it is essential to align the interests of the executives, other key management personnel and all employees responsible for our growth with the interests of our stockholders. The Compensation Committee has also identified the need to retain tenured, high performing executives. The Compensation Committee believes that these objectives are accomplished through the provision of stock-based incentives that align the interests of management personnel with the objectives of enhancing our value, as set forth in the AspenBio Pharma 2002 Stock Incentive Plan (the “Plan”).

        The Board of Directors awarded stock options to the employees, including the NEOs during January 2009. The Plan was established, generally, to compensate option recipients for working to increase our value. In general, we provide our employees, including NEOs with stock options subject to vesting schedules general over three years.

        The Compensation Committee periodically reviews long-term incentives to assure that our executive officers and other key employees are appropriately motivated and rewarded based on our long-term financial success.

        Other benefits

        Perquisites and Other Benefits.  We offer our NEOs modest perquisites and other personal benefits that we believe are reasonable and in our best interest and generally in line with benefits we offer to all of our employees. See “2008 Summary compensation table.”

        Severance Benefits.  We have entered into employment agreements with several of our NEOs. These agreements provide our NEOs with certain severance benefits in the event of involuntary termination. See “Employment agreements.”

        Change of Control Benefits – The employment agreements between the Company and certain of its executive officers do not provide for benefits upon a change of control event.

Compensation and other Benefits of Executive Officers

The following table sets out the compensation received for the fiscal years ended December 31, 2008 and 2007 in respect to each of the individuals who were the Company’s chief executive officer and chief financial officer at any time during the last fiscal year (or, in the case of Mr. Faulkner, appointed in January 2009) and the Company’s most highly compensated executive officers whose total salary and bonus exceeded $100,000 (except for Dr. Traul each of these persons is considered a NEO as defined above).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Plan Compensation ($)	All Other Compensa-tion ($)	Total ($)
Daryl J. Faulkner,	2008	$—	$—	$—	$—	$—	$—	$—	$—
Chairman and Interim Chief Executive Officer (1)

Richard G. Donnelly,	2008	$250,000	$37,500	$—	$140,719	$—	$—	$30,946	$459,165
Former - Chief Executive Officer and Director (2)	2007	$222,917	$280,000	$74,000	$78,981	$—	$—	$31,784	$687,682

Jeffrey G. McGonegal,	2008	$110,000	$—	$—	$89,086	$—	$—	$20,613	$219,699
Chief Financial Officer (3)	2007	$100,000	$80,000	$—	$35,889	$—	$—	$20,857	$236,746

Dr. Mark A. Colgin,	2008	$125,000	$26,600	$—	$26,333	$—	$—	$12,417	$190,350
Chief Scientific Officer (4)	2007	105,000	$60,000	$—	$26,333	$—	$—	$12,378	203,711

Dr. Donald L. Traul	2008	$105,000	$15,000	$—	$15,800	$—	$—	$9,078	$144,878
Manager-Scientific Projects (5)	2007	$90,000	$40,000	$—	$91,503	$—	$—	$8,175	$229,678

(1)
Mr. Faulkner joined the Company on January 26, 2009 as Chairman of the Board under an employment contract for an annual salary of $250,000. On that date, he was granted 500,000 options at $1.69 per share vesting in arrears over a three year period and expiring in ten years. Effective February 10, 2009, Mr. Daryl Faulkner was appointed as the interim Chief Executive Officer.

(2)
Mr. Donnelly served on the Company’s board of directors during fiscal 2007 and 2008 but did not receive separate compensation for serving as a director. On February 10, 2009 Mr. Donnelly’s employment agreement terminated and he resigned from his positions as President, Chief Executive Officer and as a board member, positions that he had held since 2005. In January 2007 Mr. Donnelly’s Employment Agreement was amended to among other to things increase his annual compensation to $225,000 and he was also granted 25,000 restricted shares of common stock, valued at the time of issuance at $74,000. In January 2008 Mr. Donnelly’s employment agreement was amended to among other things increase his annual compensation to $250,000. During 2008 and 2007 Mr. Donnelly was provided: temporary living accommodations at a total cost of $11,045 and $10,917, respectively; coverage under the Company’s group medical plan at a total cost of $14,743 and $16,016, respectively; and $4,851 in life insurance premiums during each year. Mr. Donnelly was awarded a cash bonus for 2008 year of $37,500 that was paid to him in 2009 and a cash bonus for 2007 of $280,000 that was paid to him in 2008. On January 24, 2007 Mr. Donnelly was granted 100,000 options at $2.96 per share vesting in arrears over a three year period and expiring in ten years. On January 17, 2008 Mr. Donnelly was granted 50,000 options at $6.63 per share vesting in arrears over a three year period and expiring in ten years from the date of grant. Subsequent to December 31, 2008, on January 27, 2009, Mr. Donnelly was granted 50,000 options at $1.69 per share which were to vest in arrears over a three year period and expiring in ten years from the date of grant.

(3)
Effective February 10, 2009 the Company commenced an employment agreement with Jeffrey McGonegal, the Company’s chief financial officer. Mr. McGonegal has served as the Company’s chief financial officer since 2003, and was paid an annual salary of $110,000 in 2008.  The employment agreement, effective as of February 10, 2009, is for an initial one year term and will automatically renew for successive one year terms unless terminated by either party. Mr. McGonegal currently devotes substantial but not all of his business related time to the Company.  Effective February 10, 2009 Mr. McGonegal began receiving annual salary of $175,000 which amount will be increased to $225,000 effective upon Mr. McGonegal devoting all of his business related time to the Company. Mr. McGonegal was awarded with a cash bonus for the 2007 year of $80,000 that was paid to him in 2008. Mr. McGonegal was provided coverage under the Company’s group medical plan during 2008 and 2007 at a total cost of $20,613 and $20,857, respectively. During 2007 Mr. McGonegal was granted options to acquire 50,000 shares of common stock at $2.96 per share vesting in arrears over a three year period and expiring in ten years. In January 2008, he was granted 40,000 options at $6.63 per share vesting in arrears over a three year period (being January 17, 2009, 2010 and 2011) and expiring in ten years from the date of grant. Subsequent to December 31, 2008, on January 27, 2009 Mr. McGonegal was awarded 50,000 options at $1.69 per share vesting in arrears over a three year period (being January 27, 2009, 2010 and 2011) and expiring in ten years from the date of grant.

(4)
During 2008, Dr. Colgin’s annual compensation was $125,000 and he was awarded a cash bonus for 2008 of $26,600 which was paid in 2009. On February 10, 2009, Dr. Colgin was promoted to the position of Chief Scientific Officer and his annual compensation was increased to $150,000. During 2007, Dr. Colgin was paid an annual salary of $105,000 and he received a cash bonus of $60,000, which was paid in 2008. During 2008 and 2007 Dr. Colgin was also provided coverage under the Company’s group medical plan at a total cost of $12,097 and $12,058, respectively and $320 in life insurance premiums during each year. Subsequent to December 31, 2008, on January 27, 2009 Dr. Colgin was awarded 50,000 options at $1.69 per share vesting in arrears over a three year period (being January 27, 2009, 2010 and 2011) and expiring in ten years from the date of grant.

(5)
Although we do not consider Dr. Traul to be an “officer” of the Company as defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, Dr. Traul is one of the Company’s most highly compensated employees. During 2008, Dr. Traul’s annual compensation was $105,000 and he received a cash bonus for 2008 of $15,000 which was paid in 2009. During 2007, Dr. Traul was paid an annual salary of $90,000 and he received a cash bonus for 2007 of $40,000, which was paid in 2008. During 2008 and 2007 he was also provided coverage under the Company’s group medical plan at a total cost of $9,078 and $8,175, respectively. Subsequent to December 31, 2008, on January 27, 2009 Dr. Traul was awarded 30,000 options at $1.69 per share vesting in arrears over a three year period (being January 27, 2009, 2010 and 2011) and expiring in ten years from the date of grant.

(6)
The Company values common shares issued for compensation at the closing trading price on the day of award. Options and warrants issued for compensation are valued based the Black-Scholes model using the assumption as detailed in the notes to the Company’s financial statements filed on Form 10-K.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

Name and Principal Position	Number of Securities Underlying Exercisable Options (#) (1)	Number of Securities Underlying Un-exercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Daryl J. Faulkner,	—	—
Chairman and Interim Chief Executive Officer

Richard G. Donnelly,	500,000	—	—	$0.60	1-24-15
Former - Chief Executive Officer, President	75,000	—	—	$1.40	1-24-16
and Director	66,667	33,333	—	$2.96	1-24-17
	16,667	33,333	—	$6.63	1-17-18

Jeffery McGonegal,	60,000	—	—	$1.47	6-17-13
Chief Financial Officer	140,000	—	—	$1.21	1-19-14
	100,000	—	—	$0.75	8-24-14
	50,000	—	—	$0.80	3-24-15
	33,333	16,667	—	$2.96	1-24-17
	13,333	26,666	—	$6.63	1-17-18

Dr. Mark A. Colgin,	33,333	16,667	—	$2.96	11-21-16
Chief Scientific Officer

Dr. Donald L. Traul,	10,000	10,000	—	$1.97	11-21-16
Manager of Scientific Projects

(1)           Stock options granted, generally vest over a three year period from the date of grant, annually in arrears and expire in ten years. In December 2005 the Company’s Board vested all non-vested options that remained outstanding at that time 100%. The material terms of the option grants (including the vesting dates of each grant that is not fully vested) are more fully described in the notes to the Summary Compensation Table above.

DIRECTOR COMPENSATION FOR 2008

Commencing in February 2007 the outside independent directors began receiving cash compensation of $500 per month which was increased to $1,000 each per month effective February 1, 2008. Our independent directors typically receive a stock option upon joining the Board, and then are typically granted stock options annually. As of January 1, 2008 Gregory Pusey began receiving compensation of $150,000 annually for his active role as Vice Chairman a position he has held since January 2009 which was preceded by his role as Chairman, a position he held since September 2003. Subsequent to the end of our 2008 fiscal year Daryl J. Faulkner was appointed Chairman of the Board of Directors. The directors are reimbursed for all expenses incurred by them in attending board meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Gregory Pusey (1)	$150,000	—	$101,569	—	—	$260,889
Director

Gail Schoettler (2)	$11,500	—	$124,786	—	—	$136,286
Lead Director

Douglas Hepler (3)	$11,500	—	$124,786	—	$52,900	$189,186
Director

David Welch (4)	$11,500	—	$124,786	—	—	$136,286
Director

Dr. Mark Ratain (5)	$10,000	—	$59,781	—	$35,000	$104,781
Director

Michael R. Merson (6)	$7,000	—	$41,681	—	—	$48,681
Director

John H. Landon (7)	$—	—	$3,224	—	—	$3,224
Director

(1)  In January 2008, Mr. Pusey’s compensation was increased from $100,000 to $150,000 per year. On January 17, 2008 Mr. Pusey was granted options to purchase 50,000 shares at $6.63 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2008, Mr. Pusey held a total of 450,000 options to purchase shares of our common stock.

(2)  On January 17, 2008 Ms. Schoettler was granted options to purchase 50,000 shares at $6.63 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2008, Ms. Schoettler held a total of 400,000 options to purchase shares of our common stock.

(3)  Mr. Hepler received consulting fees of $52,900, paid to his consulting firm, for his services providing consulting and liaison services between the Scientific Advisory Board and the Board of Directors. Such consulting fees have since been terminated. On January 17, 2008 Mr. Hepler was granted options to purchase 50,000 shares at $6.63 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2008, Mr. Hepler held a total of 300,000 options to purchase shares of our common stock, exclusive of any options held by his wife which he disclaims any beneficial interest in.

(4)     On January 17, 2008 Mr. Welch was granted options to purchase 50,000 shares at $6.63 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2008, Mr. Welch held a total of 300,000 options to purchase shares of our common stock.

(5)     On March 27, 2008 Dr. Ratain was appointed to our Board of Directors. Upon his appointment he was granted options to purchase 66,313 shares of our common stock at $6.13 per share, vesting over three years in arrears and expiring in ten years. In addition to his Board compensation, he was paid $5,000 per month in consulting fees commencing in May 2008, for his services in providing consulting and liaison services with the Board of Directors on scientific matters. Such consulting fees have since been terminated.  As of December 31, 2008, Dr. Ratain held a total of 66,313 options to purchase shares of our common stock.

 (6)     On July 1, 2008 Mr. Merson was appointed to our Board of Directors. Upon his appointment he was granted options to purchase 65,674 shares of our common stock at $6.38 per share, vesting three years in arrears and expiring in ten years. As of December 31, 2008, Mr. Merson held a total of 65,674 options to purchase shares of our common stock.

(7)     On December 19, 2008 Mr. Landon was appointed to our Board of Directors. Upon his appointment he was granted options to purchase 67,035 shares of our common stock at $5.87 per share, vesting three years in arrears and expiring in ten years. As of December 31, 2008, Mr. Landon held a total of 67,035 options to purchase shares of our common stock.

Option Grants Subsequent to our Fiscal Year End

On January 27, 2009 as part of the regular business at such meeting, the Company’s Board of Directors approved the customary annual January grant of stock option awards to its directors and officers as well as employees. Included with that grant were options evidencing the right to acquire 50,000 shares of common stock, granted to each of the Company’s independent directors.   The options are exercisable at $1.33, the fair market value of the Company’s common stock as of the market close on the grant date. The options vest annually in arrears over three years and expire in ten years.

Employment Agreements

During fiscal 2009 we entered into employment agreements with Daryl J. Faulkner, Robert Caspari and Jeffrey McGonegal, providing base annual compensation of $250,000, $250,000 and $175,000, respectively. All of the agreements are for one year terms and automatically renew unless cancelled by either party and provide for customary confidentiality, non-compete, bonus and benefit provisions. Each agreement provides for the payment of severance in the event that the agreement is terminated for other than cause, or as a result of death or disability, with the amount of the severance payment for Messrs. Faulkner, Caspari and McGonegal varying from three to six months of the each executive’s salary.   Mr. McGonegal’s employment agreement provides that upon his devoting substantially all of his business related time to the Company his annual base salary will be increased to $225,000.

Option Exercises and Stock Vested

                   None of our executive officers exercised any stock options, SARs or similar instruments during the fiscal year ended December 31, 2008, or subsequently. None of our current executive officers serving were granted restricted common stock that was subject to a vesting schedule during our fiscal year ended December 31, 2008, or subsequently.

Pension Benefits

        The Company has no defined benefit plans, supplemental executive retirement plans or actuarial plans.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

The Company does not have any nonqualified defined contribution or deferred compensation plans.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee selected the independent accounting firm of GHP Horwath, P.C. ("GHP") with respect to the audit of our financial statements for the year ended December 31, 2008. A representative of GHP is not expected to be present at the Meeting.

Audit Fees. Our principal accountant, GHP, billed us aggregate fees in the amount of approximately $99,000 for the year ended December 31, 2008 and approximately $54,000 for the year ended December 31, 2007.  These amounts were billed for professional services that GHP provided for the audit of our annual financial statements, review of the financial statements included in our reports on 10-Q, review of our securities offerings and other services typically provided by an accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. GHP billed us aggregate fees in the amount of $0 for the years ended December 31, 2008 and 2007 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements.

Tax Fees. We did not incur fees for the years ended December 31, 2008 and 2007 for tax compliance, tax advice, and tax planning.

Financial Information Systems Design and Implementation Fees. We do not have an information system or a local area network. Moreover, we do not have a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to our financial statements taken as a whole, nor did we engage our principal accountant to design, develop or implement any such system.

All Other Fees. We did not incur any other fees for the years ended December 31, 2008 and 2007.

The audit committee has considered the information described in "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above and believes that it is compatible with maintaining the principal accountant's independence.

Our principal accountant (through its full time employees) performed all work regarding the audit of our financial statements for the most recent fiscal year.

The pre-approval policies and procedures of the audit committee are described in the Audit Committee Charter. No pre-approval was required under "Audit-Related Fees" “Tax Fees” and "All Other Fees" as no services were performed by GHP and no fees incurred.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors is nominating the eight current Directors for re-election. Each director, if re-elected, will serve for a one year term, until his or her successor is elected and qualified, or until their earlier death, resignation or removal.  Each director nominee has consented to being named as a director nominee in this Proxy Statement and to serving as a director if elected.

Nominees for Election of Directors

The persons named in the enclosed form of Proxy will vote the shares represented by such Proxy for the election of the eight nominees for Director named below. If, at the time of the Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the Proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion. If elected, Daryl J. Faulkner, Gregory Pusey, Gail S. Schoettler, Douglas I. Hepler, David E. Welch, Mark J. Ratain M.D., Michael R. Merson, and John H. Landon will each hold office a term of one year, until their successors are duly elected or appointed or until their earlier death, resignation or removal.

Vote Required and Recommendation

The Board of Directors recommends a vote "FOR" the election of Messrs. Faulkner, Pusey, Hepler, Welch, Ratain, Merson, and Landon and Ms. Schoettler to the Board of Directors. Unless otherwise specified, the enclosed proxy will be voted "FOR" the election of the Board of Directors' slate of nominees. Neither Management nor the Board of Directors of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a Director. Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a substitute nominee proposed by the Board of Directors if any nominee becomes unavailable for election. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

PROPOSAL TWO
ADOPTION OF AN AMENDMENT TO THE 2002 INCENTIVE STOCK PLAN

On April 3, 2002, the Board of Directors of the Company initially adopted the 2002 Incentive Stock Plan (the "Plan"), under which a maximum of 900,000 shares of Common Stock were initially reserved to be issued under a "Right to Purchase" or upon the exercise of options ("Options").  Since its adoption the Plan has been amended to increase the number of shares reserved under the Plan.  As of June 2008, our shareholders have approved amendments increasing the number of shares reserved under the Plan to 4,600,000.

On September 18, 2009 our Board of Directors adopted an amendment increasing the shares reserved under the Plan from 4,600,000 to 6,100,000 (the "Amendment"), with the Amendment being subject to shareholder approval.  The Amendment is being submitted to shareholders for approval at the Meeting.  Shareholder approval of the Amendment is sought to: (i) qualify it under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the "Act"), and thereby render certain transactions under it exempt from certain provisions of Section 16 of the Act; (ii) to permit the issuance of Options which will qualify as Incentive Options pursuant to the Internal Revenue Code of 1986, as amended (the “Code”); and (iii) to comply with NASDAQ Marketplace Rule 5635(c).

The Board of Directors believes that increasing the number of shares available for the issuance of awards under the Plan is necessary and appropriate to permit the Company to continue to offer officers, directors, advisors and employees equity based compensation.  If the shareholders do not approve the Amendment the number of shares reserved under the Plan will remain at 4,600,000, and there will likely not be a sufficient number of shares available under the Plan to permit the Company to effectively utilize the Plan on an on-going basis.

The Plan provides the Committee with the authority to award:  (i) options intended to qualify as "incentive stock options" ("Incentive Options") under Section 422 of the Code; (ii) non-incentive stock options which are not intended to qualify as Incentive Options ("Non-Incentive Options"); and (iii) shares issuable under a "Right to Purchase."

The Plan is intended to provide incentives to officers, directors, employees and other persons, including consultants and advisers, who contribute to the success of the Company by offering them the opportunity to acquire an ownership interest in it. The Board of Directors believes that this also helps align the interests of the Company's management and employees with the interests of shareholders. The terms of the Plan concerning the Incentive Options and Non-Incentive Options are substantially the same except that only employees of the Company are eligible to receive Incentive Options; employees and other persons are eligible to receive Non-Incentive Options, and Incentive Stock Options are subject to certain restrictions and limitations in compliance with Section 422 of the Code. The number of shares reserved for issuance under the Plan is a maximum aggregate so that the number of Incentive Options and/or Non-Incentive Options that may be granted reduces the number of Rights to Purchase which may be granted, and vice versa.

           The following table sets forth summary information as to unexercised Options granted under the Plan as of September 4, 2009.

Name and Position	Number of Options
Daryl J. Faulkner - Chief Executive Officer, Executive Chairman and Director	500,000

Jeffrey McGonegal – Chief Financial Officer	490,000

Mark Colgin – Chief Scientific Officer	100,000

Current Other Executives as a Group	850,000

Non-Executive Director Group	1,499,022

Non-Executive Employee and Consultant Group	1,057,510

Administration of the Plan

The Plan is administered by a Committee, which may consist of either (i) a committee, composed of at least two non-employee directors, appointed by the Company's Board of Directors, or (ii) if no committee has been appointed, the Company's Board of Directors (the “Committee”).  Currently the Board of Directors serves as the Committee administering the Plan.

In addition to determining who will be granted Options or Rights to Purchase, the Committee has the authority and discretion to determine when Options and Rights to Purchase will be granted and the number of Options and Rights to Purchase to be granted. The Committee also may determine a vesting and/or forfeiture schedule for Rights to Purchase and/or Options granted, the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the agreements, certificates or other instruments evidencing grants made under the Plan. The Committee may determine the purchase price of the shares of Common Stock covered by each Option and determine the Fair Market Value per share. The Committee also may impose additional conditions or restrictions not inconsistent with the provisions of the Plan. The Committee may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan.

The Committee also has the power to interpret the Plan and the provisions in the instruments evidencing grants made under it, and is empowered to make all other determinations deemed necessary or advisable for the administration of it.

Prohibition Against Repricing Options without Shareholder Approval

On September 18, 2009 our Board of Directors adopted an administrative amendment to the Plan to ensure that the Plan is consistent with our corporate governance policies and practices, and the rules of NASDAQ Listing Rules governing stock incentive plans.  Under this administrative amendment, the Company removed the explicit authority of the Committee under the Plan to grant Options in exchange for cancellation and termination of a previously granted Option, and added a provision to expressly prohibit the Committee from reducing the exercise price of any outstanding Options (repricing) without first receiving the approval of such repricing from the shareholders.

Eligibility

Participants in the Plan may be selected by the Committee from employees, officers and directors of, and consultants and advisors to, the Company and its subsidiary and affiliated companies, if any. The Committee may take into account the duties of persons selected, their present and potential contributions to the success of the Company and such other considerations as the Committee deems relevant to the purposes of the Plan.

The grant of Options or Rights to Purchase under the Plan does not confer any rights with respect to continuation of employment, and does not interfere with the right of the recipient or the Company to terminate the recipient's employment, although a specific grant of Options or Rights to Purchase may provide that termination of employment or cessation of service as an employee, officer, director, or consultant may result in forfeiture or cancellation of all or a portion of the Rights to Purchase, the underlying restricted stock, or Options.

Adjustment

           In the event a change, such as a stock split, is made in the Company's capitalization which results in an exchange or other adjustment of each share of Common Stock for or into a greater or lesser number of shares, appropriate adjustments will be made to unvested Rights to Purchase, and in the exercise price and in the number of shares subject to each outstanding Option. The Committee also may make provisions for adjusting the number of Rights to Purchase or underlying outstanding Options in the event the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of the Company's outstanding Common Stock. Options and Rights to Purchase may provide that in the event of the dissolution or liquidation of the Company, a corporate separation or division or the merger or consolidation of the Company, the holder may exercise the Option on such terms as it may have been exercised immediately prior to such dissolution, corporate separation or division or merger or consolidation; or in the alternative, the Committee may take no action and provide that each Option granted under the Plan shall terminate as of a date fixed by the Committee.

Income Tax Consequences of the Plan

The Incentive Options issuable under the Plan are structured to qualify for favorable tax treatment to recipients provided by Section 422 of the Code. Pursuant to Section 422 of the Code, Optionees will not be subject to federal income tax at the time of the grant or at the time of exercise of an Incentive Option. In addition, provided that the stock underlying the Incentive Option is not sold within two years after the grant of the Incentive Option and is not sold within one year after the exercise of the Incentive Option, then the difference between the exercise price and the sales price will be treated as long-term capital gain or loss. An Optionee also may be subject to the alternative minimum tax upon exercise of his Options. The Company will not be entitled to receive any income tax deductions with respect to the granting or exercise of Incentive Options or the sale of the Common Stock underlying the Options. The exercise price of Incentive Options granted cannot be less than the fair market value of the underlying Common Stock on the date the Options were granted. In addition, the aggregate fair market value (determined as of the date an Incentive Option is granted) of the Common Stock underlying the Options granted to a single employee which become exercisable in any single calendar year may not exceed the maximum permitted by the Internal Revenue Code for Incentive Options. This amount currently is $100,000. No Incentive Option may be granted to an employee who, at the time the Option would be granted, owns more than ten percent of the outstanding stock of the Company unless the exercise price of the Incentive Option granted to the employee is at least 110 percent of the fair market value of the stock subject to the Incentive Option and the Incentive Option is not exercisable more than five years from the date of grant.

Non-Incentive Options do not qualify for the special tax benefits given to Incentive Options under Section 422 of the Code. An Optionee does not recognize any taxable income at the time he or she is granted a Non-Incentive Option. However, upon exercise of the Option, the Optionee recognizes ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The ordinary income recognized by the Optionee will be treated as wages and will be subject to income tax withholding by the Company. Upon an Optionee's sale of shares acquired pursuant to the exercise of a Non-Incentive Option, any difference between the sale price and the fair market value of the shares on the date when the Option was exercised will be treated as long-term or short-term capital gain or loss. Upon an Optionee's exercise of a Non-Incentive Option, the Company will be entitled to a tax deduction in the amount recognized as ordinary income to the Optionee provided that the Company effects withholding with the respect to the deemed compensation.

With respect to Rights to Purchase, generally, a grantee will recognize as ordinary income the fair market value of the restricted stock received upon purchasing the shares to the extent the Fair Market Value exceeds the purchase price.

Other Provisions

The exercise price of an Option may be paid in cash, in shares of our Common Stock or other property having a fair market value equal to the exercise price of the Option, or in a combination of cash, shares and property. The Committee shall determine whether or not property other than cash or Common Stock may be used to purchase the shares underlying an Option and shall determine the value of the property received.

Dilutive Effects.   The authorization and subsequent issuance of additional shares of Common Stock upon the exercise of the Options granted under the Plan may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. The actual effect on the holders of Common Stock cannot be ascertained until the shares of Common Stock are issued in the future. However, such effects might include dilution of the voting power and reduction of amounts available on liquidation on a per-shareholder basis.

Vote Required and Recommendation

Proposal Two requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote.

The Board of Directors recommends that shareholders vote "FOR" the adoption of the Amendment, as it provides a means of compensating management, directors, employees and other advisors and consultants of the Company without utilizing the Company's cash resources. The Amendment is set forth as Appendix A to this Proxy Statement, if approved, we will incorporate the Amendment and the administrative amendments described above into an Amended and Restated Plan.  Moreover, the Board of Directors believes that the having additional shares available for the issuance of Options and Rights to Purchase will help to align the interests of the Company's employees, officers, directors, consultants and advisors who receive awards utilizing the additional shares made available by the Amendment with the interests of the Company's shareholders by providing for the potential for increased share ownership in the Company which will provide an additional incentive for those persons to work for the success of the Company and to maximize shareholder value. In addition, the Board of Directors believes that having additional shares available for issuance under the Plan will help provide an incentive for those persons to put forth maximum efforts for the Company's success in order to maximize the value of the compensation provided to them through the Rights to Purchase and Options. Finally, the Board of Directors seeks approval of the Plan for purposes of Section 162(m) of the Code.  Unless otherwise specified, the enclosed proxy will be voted "FOR" approval of Proposal No. 2.

PROPOSAL THREE
RATIFICATION AND APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On September 7, 2009, our Board of Directors unanimously approved the Audit Committee’s recommendation to appoint GHP Horwath, P.C. (“GHP”) as our independent registered public accounting firm for the fiscal year ended December 30, 2010.  Further, the Board of Directors directed that we submit the selection of GHP for ratification and approval by our shareholders at the Meeting.  Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board of Directors may reconsider its selection of GHP. The Board considers GHP to be well qualified to serve as the independent auditors for the Company, however, even if the selection is ratified, the Board of Directors may direct the appointment of a different independent registered public accounting firm at any time during the current or subsequent fiscal year if the Audit Committee and Board of Directors determines that the change would be in the Company’s best interests.

Vote Required and Recommendation

The Board of Directors recommends a vote “FOR” Proposal Three.  Proposal Three requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at the Meeting. Unless otherwise specified, the enclosed proxy will be voted “FOR” the approval and ratification of GHP Horwath, P.C. as our independent registered accounting firm.

ANNUAL REPORT TO SHAREHOLDERS

Included with this Proxy Statement is the Company's 2008 Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein. However, if any such other matters properly are presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one proxy statement and annual report is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy was delivered.  Shareholders desiring to receive a separate copy now or in the future may contact us through at our corporate offices at 1585 South Perry Street, Castle Rock, CO 80104, or by telephone: (303) 794-2000.

Shareholders who share an address but are receiving multiple copies of the proxy statement and/or annual report may contact us through our corporate offices at 1585 South Perry Street, Castle Rock, CO 80104, or by telephone: (303) 794-2000 to request that a single copy be delivered.

SHAREHOLDER PROPOSALS

AspenBio Pharma, Inc. expects to hold its next annual meeting of shareholders in August 2010.  Proposals from shareholders intended to be present at the next annual meeting of shareholders should be addressed to AspenBio Pharma Inc., Attention: Corporate Secretary, 1585 S. Perry Street, Castle Rock, Colorado, 80104 and we must receive the proposals by February 28, 2010.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the Proxy Statement and proxy for next year’s annual meeting in accordance with applicable law. It is suggested that shareholders forward such proposals by Certified Mail-Return Receipt Requested. After February 28, 2010 any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.  The same date, February 28, 2010, is also the due date for any shareholder nominations for director for the 2010 Proxy Statement.

        BY ORDER OF THE BOARD OF DIRECTORS:

        ASPENBIO, PHARMA INC.
        Daryl J. Faulkner, Executive Chairman

PROPOSAL NO. 2

AMENDMENT TO 2002 STOCK INCENTIVE PLAN

The Company is seeking approval of the following amendment to Section 4 of the Plan:

4.           The Common Stock.  The Board is authorized to appropriate, issue and sell for the purposes of the Plan, and the Option Committee is authorized to grant Options and Rights to Purchase with respect to, a total number, not in excess of 6,100,000 shares of Common Stock, either treasury or authorized but unissued or the number and kind of shares of stock or other securities which in accordance with Section 16 of this Plan shall be substituted for the 6,100,000 shares or into which such 6,100,000 shares shall be adjusted.  All or any unsold shares subject to an Option or Right to Purchase that for any reason expires or otherwise terminates may again be made subject to Options or Rights to Purchase under the Plan.  No person may be granted Options or Rights to Purchase under this Plan covering in excess of an aggregate of 500,000 Option Shares and shares of Restricted Stock in any calendar year, subject to adjustments in connection with Section 16 of this Plan.

A-1

PROXY

ASPENBIO PHARMA, INC.
1585 South Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

ANNUAL MEETING OF SHAREHOLDERS – NOVEMBER 20, 2009

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of AspenBio Pharma, Inc. hereby constitutes and appoints Jeffrey McGonegal and Daryl J. Faulkner, or either of them, as attorneys and proxies to appear, attend and vote all of the shares of Common Stock and/or standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at Charlotte Marriott City Center, Charlotte, North Carolina 28202 on November 20, 2009, at 1:00 PM local time, and at any adjournment or adjournments thereof, upon the following:

Proposal One:  To elect the following eight persons as directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified:

Daryl J. Faulkner	For ☐	Withhold Authority to vote ☐
Gregory Pusey	For ☐	Withhold Authority to vote ☐
Gail S. Schoettler	For ☐	Withhold Authority to vote ☐
Douglas I. Hepler	For ☐	Withhold Authority to vote ☐
David E. Welch	For ☐	Withhold Authority to vote ☐
Mark J. Ratain	For ☐	Withhold Authority to vote ☐
Michael R. Merson	For ☐	Withhold Authority to vote ☐
John H. Landon	For ☐	Withhold Authority to vote ☐

Proposal Two:  Approval of an amendment to the 2002 Incentive Stock Plan, pursuant to which the number of reserved shares will be increased from 4,600,000 to 6,100,000.

For  ☐                         Against   ☐                                Abstain   ☐

Proposal Three:  Approval and ratification of the appointment of GHP Horwarth, P.C. as our independent registered public accounting firm.

For  ☐                         Against   ☐                                Abstain   ☐

In their discretion, the Proxy is authorized to vote upon such other business as lawfully may come before the Meeting. The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR THE OTHER PROPOSALS LISTED ABOVE. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY ON ANY OTHER BUSINESS.

Please mark, date and sign exactly as your name appears hereon, including designation as executor, Trustee, etc., if applicable, and return the Proxy in the enclosed postage-paid envelope as promptly as possible.  It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person.  A corporation must sign in its name by the President or other authorized officer.  All co-owners and each joint owner must sign.

Date:  _______________________

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Please check if you intend to be present at the meeting: